Exhibit 3.11

CERTIFICATE OF FORMATION

OF

TESORO HIGH PLAINS PIPELINE COMPANY LLC

1.	The name of the limited liability company is:

Tesoro High Plains Pipeline Company LLC

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Tesoro High Plains Pipeline Company LLC this 22nd day of November, 2010.

By:	/s/ Rachel W. Mantz
Authorized Person

Name: Rachel W. Mantz